EXHIBIT 99.1

CCC Holds Annual Stockholders Meeting; Announces Enhancements to Suite
Of Claim Management Solutions

CHICAGO, June 8, 2005 - At the CCC Information Services Group Inc. (Nasdaq: CCCG) annual stockholders meeting today, shareholders re-elected the following individuals to one-year terms on the Board of Directors: John D. Collins, Morgan W. Davis, Michael R. Eisenson, J. Roderick Heller, III, Thomas L. Kempner, Githesh Ramamurthy, Mark A. Rosen and Herbert S. Winokur, Jr. Stockholders also ratified the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for CCC for 2005.

CCC also announced today several product enhancements to the company’s claim management solutions, which will be available to customers this summer. These enhancements include:

CCC Autoverse® Claim Management version 4.0 - Vehicle repair statusing functionality has been enhanced with version 4.0 of CCC Autoverse. Users will now be able to select from 12 status options and electronically notify insurance carriers of a particular vehicle’s status in the repair process, eliminating time spent placing multiple phone calls and exchanging voicemail messages. CCC Autoverse version 4.0 is also integrated with CCC’s Recycled Parts Service (RPS). By integrating CCC Autoverse with RPS, users can now review the availability, selection and use of recycled parts for individual estimates. Another new enhancement is a Claim History page that combines existing event log and notes functionality, giving users the ability to better track claim activity and history.

CCC Accumark™ Reinspection version 1.1 - With CCC Accumark Reinspection version 1.1, users can now customize their workstations to create multiple views of their workload, making it easier to identify and prioritize specific claims for reinspection, as well as enable reinspection supervisors to reassign work among available resources. Additionally, users now have two reinspection reporting options: (1) viewing a comprehensive report of a reinspection and (2) accessing an abbreviated and streamlined report, which includes only those line items where changes were made.

CCC Intellisphere® Insurance Reporting - CCC Intellisphere, formerly Claimscope™ Navigator, is CCC’s next-generation reporting tool. Designed with a more intuitive user interface, CCC Intellisphere Insurance Reporting offers multiple and customizable views into management and performance data, making it easier for insurers to search for and access information. The new user interface also streamlines the creation of ad hoc reports so users can spend more time analyzing the data instead of accessing it. Additionally, users of CCC Intellisphere can now automatically and electronically ‘push’ their reports to multiple recipients, eliminating the need to manually create and send reports to interested parties. CCC Intellisphere integrates with collision estimating, vehicle valuation and audit and reinspection data, providing users with a comprehensive view of each claim.

“The common theme among these enhancements is process improvement and integration. Adoption of current versions of these solutions has yielded many positive results for our customers,” said Ramamurthy, adding that CCC already has more than 30 insurance customers online with its integrated solution. “Deeper integration can further streamline our customer’s workflow and increase the efficiency of their claims handling and management processes.”

About CCC
Now in its 25th year, CCC Information Services Inc., a subsidiary of CCC Information Services Group Inc. headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive-claims and collision-repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision-repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services Inc., visit our web site at www.cccis.com or contact Michelle Hellyar of CCC at 312-229-2830 or John Harris of CCC at 312-229-2693.

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